FOR IMMEDIATE RELEASE	CONTACT:
August 16, 2010	Thomas Plotts, CFO (212) 716-1977 x 222

ATRINSIC REPORTS OPERATING RESULTS FOR THE SECOND QUARTER 2010, AND RESIGNATION OF ITS CHIEF EXECUTIVE OFFICER.

New York (August 16, 2010) - Atrinsic, Inc., (NASDAQ: ATRN), a leading internet focused marketing company, announced second quarter (unaudited) 2010 results today.

Revenues for the second quarter of 2010 were $10.8 million compared with $17.0 million in the second quarter of 2009, a decrease of 36%. Subscription revenue increased to $5.0 million for the three months ended June 30, 2010, compared to $4.8 million for the three months ended June 30, 2009. Transactional & Marketing services revenue decreased by approximately $6.4 million or 52% to $5.8 million for the three months ended June 30, 2010 compared to $12.2 million for the three months ended June 30, 2009. The decrease was primarily attributable to the reduction in discretionary advertising expenditures by our clients in the agency service portion of our business.

Operating expenses for the second quarter of 2010 were $15.3 million compared with operating expenses of $19.9 million in the second quarter of 2009, a decrease of approximately $4.6 million. The decrease is primarily attributable to a reduced amount of purchased third party media, correlated to decreased revenues, and a reduction in labor and operating costs. During the quarter the Company announced and commenced a 30% reduction in its work force, to realign, focus on and serve its direct-to-consumer entertainment and digital subscription products, including the Kazaa Music Service. The staff reductions did not affect the agency portion of the business, which likewise the Company plans to continue to focus on,  invest in and grow.

Adjusted EBITDA for the second quarter of 2010 was a loss of ($3.9) million compared with ($1.4) million in the second quarter of 2009. The increase in EBITDA loss is primarily attributable to the decrease in revenue, partially offset by decreases in operating expenses. Adjusted EBITDA is a non-GAAP measure – see Supplemental Disclosure regarding Non-GAAP Measures below.

Net loss attributable to Atrinsic for the second quarter of 2010 was ($4.5) million (($0.22) loss per basic and diluted share) compared with net loss of ($1.9) million for the second quarter of 2009 (($0.10) loss per basic and diluted share).

As of June 30, 2010, the Company had $7.3 million of cash and cash equivalents.

Subscription Services

We ended the second quarter of 2010 with approximately 284,000 subscribers, a year-over-year decrease of 114,000 net subscribers from the end of the second quarter of 2009. The reduction in total subscribers on a year-over-year basis was principally a result of a reduction in mobile content subscribers (approximately 118,000 net losses), offset by an increase in subscribers to the Kazaa music service.  For the second quarter of 2010, we added 113,000 subscribers.  Average revenue per user (or ARPU) increased approximately 49% year-over-year as a result of adding subscribers in higher ARPU subscription services.

Today Atrinsic, Inc. also announced that on August 13, 2010, Jeffrey Schwartz resigned from his position as Chief Executive Officer of Atrinsic and also resigned from Atrinsic’s Board of Directors.  On an interim basis, Andrew Stollman, our President, and Raymond Musci, our Executive Vice President of Corporate Development, will assume the responsibilities formerly associated with Mr. Schwartz position.

All non-GAAP amounts have been adjusted from comparable GAAP measures. A description of all adjustments and reconciliations to comparable GAAP measures for all periods presented are included within this communication.

About Atrinsic, Inc.

Atrinsic, Inc. is an Internet focused marketing company. We sell entertainment and lifestyle subscription products directly to consumers which we market through the internet. We also sell internet marketing services to our corporate and advertising clients. We have developed our marketing media network, consisting of web sites, proprietary content and licensed media, to attract consumers, corporate partners and advertisers. We believe our marketing media network and proprietary technology allows us to cost-effectively acquire consumers for our products and for our corporate partners and advertisers.

Forward-Looking Statements

This press release contains “forward-looking” statements based on management’s current expectations as of the date of this release. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward looking statements include the Company’s discussion relating to management’s current strategic priorities. Because such statements inherently involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward looking statements. Such risks include, among others, the Company’s ability to maintain customer and strategic business relationships, the impact of competitive products and pricing, growth in targeted markets, the adequacy of the Company’s liquidity and financial strength to support growth, and other information that may be detailed from time to time in the Company’s filings with the United States Securities and Exchange Commission.  All information in this release is as of August 16, 2010. The Company does not undertake any obligation to update or revise these forward-looking statements to conform to actual results or changes in the Company’s expectations.

Supplemental Disclosure regarding Non-GAAP Measures

EBITDA and Adjusted EBITDA

The following tables set forth the Company’s EBITDA and Adjusted EBITDA for the three month periods ending on June 30, 2010 and 2009, respectively. The Company defines “EBITDA” and “Adjusted EBITDA” as net income adjusted to exclude the following line items presented in its Statement of Operations: Equity in loss of investee, noncontrolling interest, income taxes, other expense (income), interest expense, interest and dividend income, net, depreciation and amortization, and in the case of Adjusted EBITDA non-cash equity based compensation. While this non-Generally Accepted Accounting Principles (“GAAP”) measure has been relabeled to more accurately describe in the title the method of calculation of the measure, the actual method of calculating the measure is presented below.

The Company uses Adjusted EBITDA, among other things, and possibly with additional adjustments, to evaluate the Company’s operating performance, to value prospective acquisitions, and as one of several components of incentive compensation targets for certain management personnel, and this measure is among the primary measures used by management for planning and forecasting of future periods. This measure is an important indicator of the Company’s operational strength and performance of its business because it provides one of several links between profitability and operating cash flow. The Company believes the presentation of this measure is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by the Company’s management, helps improve their ability to understand the Company’s operating performance and makes it easier to compare the Company’s results with other companies that have different financing and capital structures or tax rates. In addition, it is our understanding that this measure is also among the primary measures used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry. The Company has elected to not adjust EBITDA for the impact of the adoption of ASC 718 (formerly FAS No.123R) and the Company has provided what it believes to be relevant supplemental information in this communication for analysis by others to fit their particular needs.

Since EBITDA and Adjusted EBITDA are not measures of performance calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net income as an indicator of operating performance. EBITDA and Adjusted EBITDA, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies. In addition, this measure does not necessarily represent funds available for discretionary use, and is not necessarily a measure of the Company’s ability to fund its cash needs. As EBITDA and Adjusted EBITDA exclude certain financial information compared with net income, the most directly comparable GAAP financial measure, users of this financial information should consider what information is excluded. As required by the SEC, the Company provides below a reconciliation of EBITDA and Adjusted EBITDA to net income, the most directly comparable amount reported under GAAP.

Reconciliation of Reported Net Income (Loss)
To EBITDA and Adjusted EBITDA
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2010	2009	2010	2009

Net loss attributable to Atrinsic	$(4,492)	$(1,948)	$(7,926)	$(3,136)

Reconciliation Items:
Equity in (earnings) loss of Investee	(50)	(33)	60	52
Net (income) attributable to noncontrolling interest	-	46	-	28
Income taxes	109	(930)	173	(1,600)
Other (income) expense	(53)	6	(10)	5
Interest (income) expense and dividends, net	(2)	10	(3)	14
Depreciation and amortization	324	1,007	647	2,562

EBITDA	(4,164)	$(1,842)	(7,059)	$(2,075)

Non-cash equity based compensation	$305	$482	$635	$822

Adjusted EBITDA	(3,859)	$(1,360)	(6,424)	$(1,253)

Diluted Adjusted EBITDA
per Common Share	$(0.18)	$(0.07)	$(0.31)	$(0.06)

ATRINSIC, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share data)

	As of	As of
	June 30,	December 31,
	2010	2009
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$7,268	$16,913
Accounts receivable, net of allowance for doubtful accounts of $3,940 and $4,295	8,980	7,985
Income tax receivable	3,524	4,373
Prepaid expenses and other current assets	958	2,643

Total Current Assets	20,730	31,914

PROPERTY AND EQUIPMENT, net of accumulated depreciation of $1,141 and $1,078	3,309	3,553
INTANGIBLE ASSETS, net of accumulated amortization of $3,466 and $8,605	6,907	7,253
INVESTMENTS, ADVANCES AND OTHER ASSETS	1,819	1,878

TOTAL ASSETS	$32,765	$44,598

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$4,522	$6,257
Accrued expenses	6,850	9,584
Other current liabilities	698	725

Total Current Liabilities	12,070	16,566

DEFERRED TAX LIABILITY, NET	1,719	1,697
OTHER LONG TERM LIABILITIES	908	988

TOTAL LIABILITIES	14,697	19,251

COMMITMENTS AND CONTINGENCIES (see note 12)	-	-

STOCKHOLDERS' EQUITY
Common stock - par value $0.01, 100,000,000 authorized, 23,588,579 and 23,583,581 shares issued at June 30, 2010 and 2009, respectively; and, 20,862,543 and 20,842,263
shares outstanding at June 30, 2010 and 2009, respectively.	236	236
Additional paid-in capital	179,057	178,442
Accumulated other comprehensive income (loss)	1	(20)
Common stock, held in treasury, at cost, 2,726,036 and 2,741,318 shares at 2010 and
2009, respectively.	(4,981)	(4,992)
Accumulated deficit	(156,245)	(148,319)

Total Stockholders' Equity	18,068	25,347

TOTAL LIABILITIES AND EQUITY	$32,765	$44,598

ATRINSIC, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(Dollars in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Subscription	$4,991	$4,833	$10,973	$10,210
Transactional and Marketing Services	5,822	12,175	12,040	30,346
NET REVENUE	10,813	17,008	23,013	40,556

OPERATING EXPENSES
Cost of media-third party	6,009	10,472	13,353	25,948
Product and distribution	5,128	2,597	9,489	4,851
Selling and marketing	1,337	2,142	2,287	4,927
General, administrative and other operating	2,503	3,639	4,943	6,905
Depreciation and amortization	324	1,007	647	2,562
	15,301	19,857	30,719	45,193

LOSS FROM OPERATIONS	(4,488)	(2,849)	(7,706)	(4,637)

OTHER (INCOME) EXPENSE
Interest income and dividends	(2)	(16)	(4)	(62)
Interest expense	-	26	1	76
Other (income) expense	(53)	6	(10)	5
	(55)	16	(13)	19

LOSS BEFORE TAXES AND EQUITY IN LOSS OF INVESTEE	(4,433)	(2,865)	(7,693)	(4,656)

INCOME TAXES	109	(930)	173	(1,600)

EQUITY IN (EARNINGS) LOSS OF INVESTEE, AFTER TAX	(50)	(33)	60	52

NET LOSS	(4,492)	(1,902)	(7,926)	(3,108)

LESS: NET LOSS ATTRIBUTABLE TO NONCONTROLLING
INTEREST, AFTER TAX	-	46	-	28

NET LOSS ATTRIBUTABLE TO ATRINSIC, INC	$(4,492)	$(1,948)	$(7,926)	$(3,136)

NET LOSS PER SHARE ATTRIBUTABLE TO ATRINSIC
COMMON STOCKHOLDERS
Basic	$(0.22)	$(0.10)	$(0.38)	$(0.15)
Diluted	$(0.22)	$(0.10)	$(0.38)	$(0.15)

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	20,869,210	20,294,869	20,856,736	20,537,557
Diluted	20,869,210	20,294,869	20,856,736	20,537,557

ATRINSIC, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(Dollars in thousands, except per share data)

	Six Months Ended
	June 30,
	2010	2009

Cash Flows From Operating Activities
Net loss	$(7,926)	$(3,108)
Adjustments to reconcile net loss to net cash
used in operating activities:
Allowance for doubtful accounts	(25)	1,474
Depreciation and amortization	647	2,562
Stock-based compensation expense	635	822
Deferred income taxes	21	(1,661)
Equity in loss of investee	60	81
Changes in operating assets and liabilities of business, net of acquisitions:
Accounts receivable	(924)	4,995
Prepaid income tax	856	(326)
Prepaid expenses and other current assets	1,684	(206)
Accounts payable	(1,734)	(185)
Other, principally accrued expenses	(2,887)	(5,120)
Net cash used in operating activities	(9,593)	(672)

Cash Flows From Investing Activities
Cash received from investee	-	1,080
Cash paid to investees	-	(781)
Proceeds from sales of marketable securities	-	4,242
Business combinations	-	(115)
Acquisition of loan receivable	-	(480)
Capital expenditures	(38)	(264)
Net cash (used in) provided by investing activities	(38)	3,682

Cash Flows From Financing Activities
Repayments of notes payable	-	(1,750)
Liquidation of non-controlling interest	-	(288)
Purchase of common stock held in treasury	(9)	(939)
Net cash used in financing activities	(9)	(2,977)

Effect of exchange rate changes on cash and cash equivalents	(5)	(8)

Net (Decrease) Increase In Cash and Cash Equivalents	(9,645)	25
Cash and Cash Equivalents at Beginning of Year	16,913	20,410
Cash and Cash Equivalents at End of Period	$7,268	$20,435

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid for interest	$-	$68
Cash refunded (paid) for taxes	$705	$264